EXHIBIT 99.1

Contact:	George Powlick
Chief Financial Officer
(818) 706-5100

K•SWISS Announces Palladium SAS Acquisition

WESTLAKE VILLAGE, Calif. (May 22, 2008) — K•Swiss Inc. (NASDAQ: KSWS) today announced the company has signed a definitive agreement to purchase 57% of the equity interests of Palladium SAS from its stockholders for a total purchase price of approximately 5.3 million Euros in cash (including a loan of 3.6 million Euros). In addition, K•Swiss has agreed to acquire the remaining 43% of Palladium based on a formula driven by Palladium’s EBITDA for the year ending December 31, 2012. Closing of the 57% equity purchase is expected by July 1, 2008.

Palladium, based in St Priest, France, designs and sells fashion footwear under the Palladium brand primarily in Europe. Palladium revenues are projected to be approximately 15 million Euros for the fiscal year ending September 30, 2008 and Palladium is currently profitable. In a separate transaction, K•Swiss previously acquired the Palladium trademarks for the United States and Canada for $6,000,000 in cash.

Commenting on the announcement, Steven Nichols, Chairman of the Board and President, said, “The acquisition of Palladium is a strong strategic fit for us. This growth investment is marginally accretive and consistent with our stated goal of allocating capital to opportunities that offer long-term growth.”

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein (including those relating to potential consummation of the transaction discussed herein for which no assurances can be given), general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company’s product offerings (including Palladium products), customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company’s business, is set forth in the Company’s periodic filings, including its Form 10-Q for the year ended March 31, 2008, which is currently on file with the SEC. “Backlog” as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

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